SUB-ITEM 77C: EXHIBIT


     With respect to Item 77C, instructions to the Form require that you provide the following information: the date of the meeting at which a matter has been submitted to a vote of security holders and whether it was an annual or special meeting; the nature of the matter voted upon; and the number of affirmative and negative votes cast with respect to that matter.

     At a Special Meeting of Shareholders held on October 14, 1997, the Fund's shareholders approved a new Investment Management Agreement with Value Advisors LLC and a new Investment Advisory Agreement with Value Advisors LLC and OpCap Advisors. Regarding the final vote, we received the following count, however, you should confirm with State Street Bank and Trust Company, as transfer agent of the Fund, that these numbers are correct:

1. New Management Agreement:

   4,508,224 shareholders voted for approval.
   78,006 shareholders voted against approval.
   155,924 shareholders abstained from voting.


2. New Investment Advisory Agreement:

   4,563,761 shareholders voted for approval.
   78,988 shareholders voted against approval.
   99,405 shareholders abstained from voting.

   At the Annual Meeting of Shareholders held on February 20, 1998, the Fund's shareholders approved (i) modifications to the Fund's policies to permit the Fund to seek its objective by investing primarily in securities of Central European Issuers, (ii) implementation of the requirement that the Fund invest, under normal market conditions, at least 65% of its total assets in securities of Central European Issuers, (iii) permission for the Fund to invest in Central and Eastern European countries through subsidiaries, trusts or similar arrangements, and (iv) an amendment to the Fund's charter to change the name of the Fund to "The Central European Value Fund, Inc." Regarding the final vote, we received the following count, however, you should confirm with State Street Bank and Trust Company, as transfer agent of the Fund, that these numbers are correct:

1. Change in Fund's investment policy permitting Fund to invest primarily in securities of Central European Issuers:

   3,001,629 shareholders voted for approval.
   238,148 shareholders voted against approval.
   785,836 shareholders abstained from voting.

2. Requirement that Fund invest, under normal market conditions, at least 65% of its total assets in securities of Central European Issuers:

   2,965,450 shareholders voted for approval.
   269,205 shareholders voted against approval.
   790,958 shareholders abstained from voting.

3. Permission for the Fund to invest in Central and Eastern
   European countries through subsidiaries, trusts or other similar arrangements:

   2,949,268 shareholders voted for approval.
   267,264 shareholders voted against approval.
   809,082 shareholders abstained from voting.

4. Change of name to "Central European Value Fund, Inc.":

   2,941,431 shareholders voted for approval.
   289,782 shareholders voted against approval.
   794,400 shareholders abstained from voting.